Exhibit (r)(3)

Code of Ethics

Subsidiaries of

The Ultimus Group, LLC

Ultimus Fund Solutions, LLC

Ultimus Fund Distributors, LLC

Northern Lights Distributors, LLC

Blu Giant, LLC

Gemini Fund Services, LLC

Northern Lights Compliance Services, LLC

June 20, 2023	1

Ultimus Code of Ethics

Table of Contents

I.	Introduction	3
II.	Definitions	4
III.	General Principles	6
IV.	Standards of Business Conduct	6
V.	Prohibition Against Insider Trading	8
VI.	Personal Securities Transactions	13
VII.	Interested Transactions	16
VIII.	Gifts and Entertainment	16
IX.	Protecting the Confidentiality of Client Information	17
X.	Service as a Director	19
XI.	Certification	19
XII.	Records	20
XIII.	Reporting Violations and Sanctions	20
XIV.	Ethics Training	21

Schedule A – Frequently Asked Questions about Code of Ethics	A-1

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I.	Introduction

This Code of Ethics (this “Code”) has been adopted by certain subsidiaries of The Ultimus Group, LLC, including, Ultimus Fund Solutions, LLC, Ultimus Fund Distributors, LLC (“UFD”), Blu Giant, LLC, Gemini Fund Services, LLC, Northern Lights Compliance Services, LLC and Northern Lights Distributors, LLC (“NLD”), collectively, “Ultimus Companies” and each an “Ultimus Company”.

This Code establishes rules of conduct for “Supervised Persons” of Ultimus. As explained further in the “Definitions” included with this Code (see Article II, Definitions), “Supervised Persons” include our employees and officers, as well as certain independent contractors and certain registered representatives. The general ethical principles and personal securities reporting provisions of this Code apply to all employees and other “Access Persons” of Ultimus, although many provisions of this Code are written to specifically address the duties and obligations of registered and access persons of UFD and NLD, because of its status as a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). This Code is based upon the principle that the Ultimus Companies and its Supervised Persons owe a fiduciary duty to their clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with their respective company, and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

This Code is designed to ensure that the high ethical standards long maintained by the Ultimus Companies continue to be applied. The purpose of this Code is to preclude activities that may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.

In meeting any fiduciary responsibilities to its clients, the Ultimus Companies expect every employee to demonstrate the highest standards of ethical conduct. The Ultimus Companies’ reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single Securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Strict compliance with the provisions of the Code shall be considered a basic condition of employment and employees should understand that any breach of the provisions of this Code may constitute grounds for disciplinary action, including termination of their employment.

This Code addresses specific elements of the Ultimus Companies’ fiduciary obligations. However, it cannot, and is not intended to, address all circumstances in which fiduciary obligations will arise. Accordingly, the Ultimus Companies expect all Supervised Persons to adhere strictly to the specific requirements of this Code and other firm policies and procedures, but to also think beyond them and to conduct themselves with honesty and integrity in accordance with the Ultimus Companies’ fiduciary obligations.

Each Ultimus Company, through its compliance officers, legal counsel, and/or other designated personnel, is responsible for the day-to-day administration of this Code with respect to those Access Persons under the direct supervision and control of such Ultimus Company. Note that some Ultimus Companies may impose greater restrictions than those described in this Code, and those restrictions have been noted where possible within this Code. All questions regarding specific restrictions should be directed to the Chief Compliance Officer of the relevant Ultimus Company (as applicable, each such individual is referred to herein as the “Chief Compliance Officer”) or to such Ultimus Company’s designated legal counsel.

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To the extent a Supervised Person is registered as a representative or an access person of UFD or NLD, such persons are encouraged to seek the guidance from such Ultimus Company’s respective Chief Compliance Officer for all questions regarding the application of specific restrictions to their activities. It is each Supervised Person’s responsibility to understand this Code as well as its requirements and application as they relate to both personal and work-related activities.

The Chief Compliance Officer will periodically report to senior management of the Ultimus Companies to document compliance with this Code.

The Ultimus Companies have engaged MyComplianceOffice Technologies (“MCT”), formerly Schwab Compliance Technologies, Inc., which provides an automated system for administration of the Code. The MCT system provides a means of making all reports and certifications required under the Code in an electronic format. The MCT system will send automatic reminders via email to all persons covered by the Code in order to ensure deadlines are not missed. Should you have any questions about the Code or the MCT system, please contact the Chief Compliance Officer or his/her designee.

For answers to commonly asked questions about your obligations under this Code, please refer to Schedule B for a list of “Frequently Asked Questions” and the applicable responses.

II.	Definitions

For the purposes of this Code, the following definitions shall apply:

●	“Access Person” means any Supervised Person who: has access to nonpublic information regarding any clients’ purchase or sale of Securities, or nonpublic information regarding the portfolio holdings; provided, that individuals who are Supervised Persons solely as a result of their service as a non-employee director, manager, or officer or their engagement as an independent contractor shall not be considered “Access Persons” for purposes of this Code.

●	“Account” means accounts of any Access Person and includes accounts of the Access Person’s Family Members and any account in which he or she has a direct beneficial interest, such as trusts and custodial accounts subject to control by the Access Person or other accounts in which the Access Person exercises influence or control or has investment discretion; provided, that an employee’s employer 401(k) account shall be excluded from the “Accounts” covered under this Code.

●	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934, as amended, in determining whether a person is the beneficial owner of a Security for purposes of Section 16 of such Act and the rules and regulations thereunder. Generally, “Beneficial Ownership” means ownership of Securities or Securities accounts by or for the benefit of a person, or such person’s “Family Member,” including any account in which the person or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney.

●	“Control” means the power to exercise a controlling influence over the management or policies of any of the Ultimus Companies. See Section 2(a)(9) of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

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●	“Designated Custodian” refers to the custodial firms where a direct feed or ByAllAccounts authentication can be established with our third-party vendor, MCT.

●	“Family Member” means any person’s spouse, child or other relative, whether related by blood, marriage, or otherwise, who either resides with, is financially dependent upon, or whose investments are controlled or partially controlled by that person. The term also includes any unrelated individual whose investments are controlled or partially controlled by that person, such as a “significant other.”

●	“Fund” means an investment company registered under the Investment Company Act, including open-end and closed-end investment companies and exchange traded funds.

●	“Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

●	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933, as amended.

●	“Reportable Security” means any Security, except that it does not include: (i) transactions and holdings in direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) transactions and holdings in shares of other types of open-end registered mutual funds, other than exchange-traded funds (“ETFs”); (v) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds; and (vi) transactions and holdings in a spouse’s retirement plan controlled by the spouse’s employer, provided the employee does not participate in the investment decisions or provide any advice with respect to the allocation of such Account.

●	“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. See Section 202(a)(18) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

●	“Supervised Person” means managers, officers and partners of Ultimus (or other persons occupying a similar status or performing similar functions); employees of Ultimus; independent contractors accessing non-public information regarding the Ultimus’ clients during such contractor’s engagement with Ultimus; and any other person who provides advice on behalf of Ultimus and is subject to Ultimus’ supervision and control.

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●	“Third Party Managed Account” refers to an Account where a third party has investment management discretion regarding Securities transactions pursuant to a written, executed investment management agreement or advisory agreement addressing the Account or otherwise. Whether an Account is considered a Third-Party Managed Account rests in the discretion of the Chief Compliance Officer or his or her designee, in consultation with the legal department, based on its assessment of the risks presented by such arrangement. No Access Person shall consider an Account to be a Third-Party Managed Account until he or she has received approval from the Chief Compliance Officer or his/her designee. The Chief Compliance Officer reserves the right to revoke approval of a Third-Party Managed Account at any time, for any reason.

III.	General Principles

This Code is designed to promote the following general principles:

●	The Ultimus Companies and their Supervised Persons have a duty at all times to place the interests of clients first.

●	The Ultimus Companies and their Supervised Persons have a duty of loyalty to clients.

●	Access persons must conduct their personal securities transactions in a manner that avoids an actual or potential conflict of interest or any abuse of trust and responsibility.

●	Access persons may not use knowledge about current or pending client or portfolio transactions for the purpose of personal profit.

●	Information concerning clients (including former clients) must be kept confidential, including the client’s identity, holdings, and other non-public information.

●	Independence in the investment decision-making process is paramount.

●	Supervised Persons may not give or receive gifts or participate in entertainment beyond the parameters set forth in this Code to avoid even the appearance of favoritism or impropriety.

The Chief Compliance Officer may grant exceptions to certain provisions contained in this Code only in those situations when it is clear beyond dispute that the interests of the clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

IV.	Standards of Business Conduct

The Ultimus Companies place the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in the Ultimus Companies and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures intended to achieve these goals.

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A.	Compliance with Laws and Regulations

In addition to adhering strictly to the specific requirements of this Code and all other Ultimus Companies policies and procedures, the Ultimus Companies expect all Supervised Persons to respect and comply with applicable federal and state securities laws and regulations. This includes prohibiting any activity that directly or indirectly:

●	Defrauds a client in any manner;

●	Misleads a client, including any statement that omits material facts;

●	Operates or would operate as a fraud or deceit on a client;

●	Functions as a manipulative practice with respect to a client; or

●	Functions as a manipulative practice with respect to securities.

The Ultimus Companies and their employees are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. This involves more than acting with honesty and good faith alone. It means, where applicable, that the Ultimus Companies have an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. While the Ultimus Companies are not themselves registered investment advisers, such policies and procedures are contained in this Code. This Code also contains policies and procedures with respect to personal securities transactions of all Access Persons as defined herein. These procedures cover transactions in a Reportable Security in which an Access Person has Beneficial Ownership in or Accounts over which the Access Person exercises control as well as transactions by the Access Person’s Family Members.

B.	Conflicts of Interest

Conflicts of interest may come about any time there exists an incentive to favor one party over another. Given the nature of the Ultimus Companies’ businesses and business relationships between Ultimus Companies, conflicts can arise in various contexts. Where possible, our objective is to avoid any conflict between the Ultimus Companies, Supervised Persons, and the client. For example, a conflict may arise when there is an opportunity to give preferential treatment to one client or portfolio relative to other clients or portfolios. A conflict can also come into play when there is an opportunity to take advantage of information, particularly regarding current or pending client or portfolio trades, for personal profit. Other conflicts may not always be clear-cut.

As an integral part of the Ultimus Companies’ fiduciary obligation, Supervised Persons are obligated to avoid conflicts of interest wherever possible and to fully disclose all facts concerning any conflict that may arise. Questions regarding a potential conflict should be fully vetted with the Chief Compliance Officer or his/her designee and appropriate legal counsel before any further action is taken.

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C.	Confidentiality

The Ultimus Companies and their Supervised Persons share a duty to ensure the confidentiality of client information, including account numbers, client holdings, and securities transactions. Supervised Persons may not misuse or disclose such information, whether within or outside of the Ultimus Companies, except to authorized persons who require the information for legitimate business purposes or to fulfill their responsibilities. To ensure this duty is fulfilled, the Ultimus Companies have adopted this Code as well as its Employee Policies and Procedures and information securities policies, and the Ultimus Privacy Policy. All Supervised Persons are required to adhere to each of these policies, as relevant. As explained further in Section IX, all Supervised Persons are prohibited from disclosing confidential information concerning the Ultimus Companies, including any trade secrets or other proprietary information, including materials marked for internal use only.

V.	Prohibition Against Insider Trading

A.	Introduction

Trading Securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons and the Ultimus Companies to stringent penalties. Criminal sanctions may include significant fines and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Supervised Persons and the Ultimus Companies may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to Securities trading and information handling by Supervised Persons and their Family Members.

The law of insider trading is continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

B.	General Policy

Ultimus Companies prohibit employees and Supervised Persons from effecting securities transactions while in the possession of material, non-public information. Employees are also prohibited from disclosing such information to others. The prohibition against insider trading applies not only to the security to which the inside information directly relates, but also to related securities, such as options or convertible securities.

1.	What is Material Information?

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s Securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer or his/her designee.

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Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s Securities. Information about a significant order to purchase or sell Securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to the Ultimus Companies’ client Securities holdings and transactions.

2.	What is Nonpublic Information?

Information is non-public when it has not been disseminated in a manner making it available to investors generally. Information is public once it has been publicly disseminated, such as when it is reported on the Dow Jones or other news services or in widely disseminated publications, and investors have had a reasonable time to react to the information.

3.	Identifying Inside Information

Before executing any trade for yourself or others, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Report the information and proposed trade immediately to the Chief Compliance Officer.

●	Do not purchase or sell the Securities on behalf of yourself or others.

●	Do not communicate the information inside or outside the Ultimus Companies, other than to the Chief Compliance Officer.

●	After the Chief Compliance Officer has reviewed the issue and consulted with legal counsel as necessary, the Ultimus Companies will determine whether the information is material and nonpublic and, if so, what action the Ultimus Companies will take.

You should consult with the Chief Compliance Officer before taking any action. This degree of caution will protect you, our clients, and the Ultimus Companies.

4.	Contacts with Public Companies

Although the Ultimus Companies do not typically have contact with public companies, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

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5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s Securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons of the Ultimus Companies and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.	Restricted/Watch Lists

Although the Ultimus Companies do not typically receive confidential information from portfolio companies, they may, if they receive such information take appropriate procedures to establish restricted or watch lists in certain Securities.

C.	Guidelines

The foregoing is just a synopsis of the insider trading prohibition. Because the law in this area is complex, Ultimus has adopted the following guidelines which are designed to prevent violations of the insider trading rules.

1.	When Ultimus is an Insider

Ultimus may be deemed an insider when it comes into possession of inside information through its various activities. Ultimus will remain an insider as long as it has inside information.

2.	Treatment of Customer Information

Ultimus considers confidential all information concerning its customers including, by way of example, their financial condition, prospects, plans and proposals. The fact that Ultimus has been engaged by a company as well as the details of that engagement may also be confidential. Ultimus’ reputation is one of its most important assets. The misuse of customer information can damage that reputation as well as customer relationships.

3.	What to do if you learn Inside Information

It is not illegal to learn inside information. Ultimus may learn material non-public information from its customers and is permitted to use that information in a lawful manner to advise and assist them. It is, however, illegal for you to trade on such information or to pass it on to others who have no legitimate business reason for receiving such information.

If you believe you have learned inside information, contact your supervisor immediately so that Ultimus may address the insider trading issues and preserve the integrity of Ultimus’ activities. Do not trade on the information or discuss the possible inside information with any other person at Ultimus. If you become aware of a breach of these policies or of a leak of inside information, advise your supervisor immediately.

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4.	Investigation of Trading Activities.

From time to time, FINRA Regulation and the SEC request information from Ultimus concerning trading in specific securities. Requests for information should be referred directly to your supervisor. You may be asked to sign a sworn affidavit that, at the time of such trading, you did not have any inside information about the securities in question. Your employment may be terminated if you refuse to sign such an affidavit. Ultimus may submit these affidavits to the FINRA Regulation or the SEC.

5.	Steps You Can Take to Preserve the Confidentiality of Material Non-Public Information

If you access inside information, the following are steps you must take to preserve the confidentiality of inside information:

a.	Material inside information should be communicated only when there exists a justifiable reason to do so on a “need to know” basis inside or outside Ultimus. Before such information is communicated to persons within Ultimus, your department, or another person you believe needs to know, contact your supervisor.

b.	Do not discuss confidential matters in elevators, hallways, restaurants, airplanes, taxis, or any place where you can be overheard.

c.	Do not leave sensitive memoranda on your desk or in other places where they can be read by others. Do not leave a computer terminal without exiting the file in which you are working.

d.	Do not read confidential documents in public places or discard them where they can be retrieved by others. Do not carry confidential documents in an exposed manner.

e.	On drafts of sensitive documents use code names or delete names to avoid identification of participants.

f.	Do not discuss confidential business information with spouses, other relatives, or friends.

g.	Avoid even the appearance of impropriety. Serious repercussions may follow from insider trading and the law proscribing insider trading can change. Since it is often difficult to determine what constitutes insider trading, you should consult with your supervisor whenever you have questions about this subject.

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6.	Confidentiality Procedures

The designated supervisors are responsible for implementing and enforcing Ultimus’ procedures to protect the confidentiality of actual or potential inside information. Ultimus’ activities are considered confidential and may only be shared with those outside the department on a need-to-know basis. Some procedures for maintaining confidentiality include:

a.	Maintain all paper files in a locked and secured area.

b.	Limit access to computer files to only authorized persons with passwords to control access to the files.

c.	Employees must refrain from discussing in public areas or with others outside Ultimus (including family members, friends, etc.) any activities that are not publicly known.

d.	Use code names or delete names on sensitive drafts that identify projects or clients.

7.	Restricted List

Ultimus may maintain a restricted list when necessary and publish the restricted list to employees of Ultimus. The restricted list may include any issues where Ultimus has material, non-public information. Ultimus will record the date and time when an issue is added to and removed from the restricted list.

The type of restriction will be included on the restricted list. Restrictions will generally include the following classes of securities of the issuer: common stock, preferred stock, options, and any security convertible into the common stock of the issuer. Debt issues will be included where appropriate. The designated supervisor will monitor daily trading to identify transactions in securities of issuers on the restricted list and take action as necessary which may include inquiring regarding the solicited or unsolicited nature of transactions; canceling transactions; or taking other appropriate action.

8.	Your Own Securities Trading

If you maintain brokerage accounts and you have not already done so, please advise your supervisor immediately. This includes accounts in which you have a financial interest or direct the trading.

CONCLUSION

Ultimus has a vital interest in its reputation, the reputation of its associates, and in the integrity of the securities markets. Insider trading destroys that reputation and integrity. Ultimus is committed to preventing insider trading and to punishing any employee who engages in this practice or fails to comply with the above steps designed to preserve confidentiality of inside information. These procedures are a vital part of Ultimus’ compliance efforts and must be adhered to.

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VI.	Personal Securities Transactions

A.	General Policy

The following principles governing personal investment activities by Access Persons have been adopted:

●	The interests of client accounts will at all times be placed first;

●	All personal Securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

●	Access Persons must not take inappropriate advantage of their positions.

B.	Covered Accounts

The specific procedures relating to maintaining Accounts that can transact business in Reportable Securities are set forth below and apply not only to Access Persons themselves, but also to their Family Members. It is the responsibility of the Access Person to adhere to the “Reporting Requirements” set forth in Section VI.E below.

1.	Designated Custodians

Except as set forth below, Access Persons must maintain personal brokerage and trading accounts with a custodian where a direct feed or ByAllAccounts authentication can be established with MCT. Accounts trading in shares of open- end investment companies (i.e., mutual funds) (excluding ETFs) may also be custodied directly with the respective fund company. If you are a new Access Person, you must transfer your Account to a custodian where a direct feed or ByAllAccounts authentication can be established with MCT within thirty (30) days from becoming an Access Person unless otherwise approved by the Chief Compliance Officer or his/her designee. You are responsible for costs associated with transferring your personal Account. All new brokerage and trading Accounts must be established with a custodian where a direct feed or ByAllAccounts authentication can be established with MCT.

The Chief Compliance Officer, at his/her discretion, may approve the maintenance of a personal brokerage or trading account through a custodian that is not a “Designated Custodian”; provided, that any Access Person who receives such approval shall be responsible for authenticating such Account in the MCT system to ensure that transaction information on any such Accounts are electronically downloaded into the MCT system for review and monitoring purposes.

C.	Trading Rules

1.	Pre-Clearance Required for Participation in IPOs

No Access Person shall acquire any Beneficial Ownership in any Securities in an Initial Public Offering for his or her Account, as defined herein without the prior written approval of the Chief Compliance Officer or his/her designee after being provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

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2.	Pre-Clearance Required for Private or Limited Offerings

No Access Person shall acquire Beneficial Ownership of any Securities in a Limited Offering or private placement without the prior written approval of the Chief Compliance Officer or his/her designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

D.	Reporting Requirements

Every Access Person shall provide initial and annual holdings reports and quarterly transaction reports relating to their Account(s) to the Chief Compliance Officer or his/her designee that must contain the information described below. Access Persons are responsible for reporting on any new Account(s) within thirty (30) days of the assignment of an account number to such Account from the brokerage firm/custodian and the availability of an account statement. No transactions may occur in any new Account prior to its approval by the Chief Compliance Officer or his/her designee.

1.	Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report through MCT containing the following information:

●	The title and exchange ticker symbol or CUSIP number, type of Security, number of shares and principal amount (if applicable) of each Security in which the Access Person had any direct or indirect Beneficial Ownership when the person becomes an Access Person;

●	The name of any broker, dealer or bank, account name, account number and location with whom the Access Person maintained an Account in which any Securities were held; and

●	The date that the report is submitted by the Access Person.

The information submitted must be current as of a date no more than thirty (30) days before the person became an Access Person.

2.	Annual Holdings Report

Every Access Person shall, no later than January 30th each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than thirty (30) days before the annual report is submitted.

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3.	Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

●	With respect to any transaction during the quarter in a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership:

○	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Reportable Security;

○	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

○	The price of the Reportable Security at which the transaction was effected;

○	The name of the broker, dealer or bank with or through whom the transaction was effected; and

○	The date the report is submitted by the Access Person.

The quarterly transaction report must also contain the name of the broker, dealer or bank with whom the Access Person established any account during the period in which Securities are held and the date the Account was established.

4.	Exempt Transactions

An Access Person may not need to submit an initial holdings report, an annual holdings report, or a quarterly transaction report with respect to transactions effected for Securities held in any account over which the Access Person has no direct or indirect influence or control.

5.	Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or his/her designee will monitor and review all reports required under this Code for compliance with Ultimus’ policies regarding personal Securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of Access Persons regarding personal Securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Ultimus. Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by other compliance or legal personnel responsible for oversight of this Code. The Chief Compliance Officer shall routinely, via the MCT system, identify all Access Persons who are required to file reports pursuant to this Code and will inform such Access Persons of their reporting obligations. The Chief Compliance Officer may exempt temporary or part-time employees or independent contractors from certain reporting requirements of this Code if they are determined not to be an Access Person.

●	Employee Transactions in employer 401(k) Account—While an employee participating in the 401(k) plan ordinarily is not required to report transactions occurring in such employee’s respective 401(k) account, the Chief Compliance Officer or his/her designee reserves the right to monitor such accounts for any abusive trading practices that would violate this Code

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VII.	Interested Transactions

No Supervised Person shall recommend any Securities transactions for a client.

VIII.	Gifts and Entertainment

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Ultimus has adopted the policies set forth below to guide Supervised Persons in this area.

Registered representatives and access persons of NLD and UFD are subject to the Gifts and Entertainment policies and procedures of the broker dealers. Please refer to the relevant section(s) in those manuals and direct any questions to the appropriate compliance department.

A.	General Policy

The Ultimus Companies’ policy with respect to gifts and entertainment is as follows:

●	Supervised Persons should not accept or provide any gifts, entertainment or favors that might influence the decisions the Supervised Persons or the recipients must make in business transactions involving the Ultimus Companies, or that others might reasonably believe would influence those decisions. Entertainment that satisfies these requirements and conforms to generally accepted business practices is permissible.

●	Modest gifts and favors which would not be regarded by others as improper, may be accepted or given on an occasional basis.

●	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed.

B.	Reporting Requirements

●	Any Supervised Person who accepts, directly or indirectly, anything of value (other than attendance fees or travel related reimbursements in connection with the participation at an industry related conference or seminar) from any person or entity that does business with or on behalf of the Ultimus Companies, including gifts and gratuities, must disclose such acceptance within the MCT reporting system.

●	This reporting requirement applies to all entertainment, regardless of whether you are accompanied by the person or representative of the entity that does business with the Ultimus Companies; however, this reporting requirement does not apply to bona fide dining if, during such dining, you are accompanied by the person or representative of the entity that does business with the Ultimus Companies.

●	This gift reporting requirement is for the purpose of helping the Ultimus Companies monitor the activities of its employees. However, the reporting of a gift does not relieve any Supervised Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Chief Compliance Officer.

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IX.	Protecting the Confidentiality of Client Information

A.	Confidential Client Information

In the course of providing its services, the Ultimus Companies may gain access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by the Ultimus Companies to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to the Ultimus Companies’ current or former clients, is subject to this Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

B.	Non-Disclosure of Confidential Client Information

All information regarding the Ultimus Companies’ clients is confidential. Information may only be disclosed when the disclosure is consistent with the Ultimus Companies’ policies and the client’s direction. The Ultimus Companies does not share Confidential Client Information with any third parties, except in the following circumstances:

●	As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. The Ultimus Companies will require that any financial intermediary, agent or other service provider utilized by the Ultimus Companies (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by the Ultimus Companies only for the performance of the specific service requested by the Ultimus Companies;

●	As required by regulatory authorities or law enforcement officials who have jurisdiction over the Ultimus Companies, or as otherwise required by any applicable law. In the event the Ultimus Companies is compelled to disclose Confidential Client Information, the Ultimus Companies shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, the Ultimus Companies shall disclose only such information, and only in such detail, as is legally required; or

●	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

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C.	Employee Responsibilities

All employees are prohibited, either during or after the termination of their employment from disclosing Confidential Client Information to any person or entity outside of the Ultimus Companies, including Family Members, except under the circumstances described above. A Supervised Person is permitted to disclose Confidential Client Information only to such other Supervised Persons who need to have access to such information to deliver services to the client.

Supervised Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with the Ultimus Companies, must return any and all such documents to the Ultimus Companies.

Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

D.	Security of Confidential Client Information

The Ultimus Companies enforce the following policies and procedures to protect the security of Confidential Client Information:

●	The Ultimus Companies restrict access to Confidential Client Information to those Supervised Persons who need to know such information to provide the Ultimus Companies’ services to clients.

●	Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day.

●	All electronic or computer files containing any Confidential Client Information shall be secured from access by unauthorized persons in accordance with the Ultimus Companies’ cybersecurity policy and procedures.

●	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

E.	Privacy Policy

The Ultimus Companies have adopted a privacy policy to comply with SEC Regulation S-P, which requires the adoption of policies and procedures to protect the “nonpublic personal information” of natural person clients. “Nonpublic personal information,” under Regulation S-P includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions and information obtained in providing products or services. The policies and procedures adopted by the Ultimus Companies serve to safeguard the information of natural person clients.

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F.	Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Officer, in conjunction with the Ultimus Companies’ legal department, is responsible for reviewing, maintaining and enforcing the Ultimus Companies’ confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of the legal department.

X.	Service as a Director

Except with respect to Supervised Persons solely as a result of their service as a non-employee director, manager, or officer, or their engagement as an independent contractor, no Supervised Person shall serve on the board of directors of any publicly traded company without prior authorization by the Chief Compliance Officer or a designated supervisory person based upon a determination that such board service would be consistent with the interest of the Ultimus Companies’ clients. Where board service is approved the Ultimus Companies shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

XI.	Certification

A.	Initial Certification

All Supervised Persons will be provided with a copy of this Code and must initially certify in writing to the Chief Compliance Officer that they have: (i) received a copy of this Code; (ii) read and understand all provisions of this Code; (iii) agreed to abide by this Code; and (iv), reported all account holdings as required by this Code.

B.	Amendments

All Supervised Persons shall receive any amendments to this Code and agree to abide by this Code as amended.

C.	Annual Certification

All Supervised Persons must annually certify in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of this Code, as amended; (ii) complied with all requirements of this Code; and (iii) submitted all holdings and transaction reports as required by this Code.

D.	Further Information

Supervised Persons should contact the Chief Compliance Officer regarding any inquiries pertaining to this Code or the policies established herein.

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XII.	Records

The Chief Compliance Officer, in conjunction with the Ultimus Companies’ legal department, shall maintain and cause to be maintained in a readily accessible place the following records:

●	A copy of any code of ethics adopted by the Ultimus Companies that is or has been in effect during the past five years;

●	A record of any violation of any code of ethics adopted by the Ultimus Companies and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

●	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person which shall be retained for five years after the individual ceases to be a Supervised Person;

●	A copy of each report made pursuant to Investment Company Act Rule 17j-1, including any brokerage confirmations, account statements or data feeds made in lieu of these reports;

●	A list of all persons who are, or within the preceding five years have been, Access Persons; and

●	A record of any decision and reasons supporting such decision to approve a Supervised Persons’ acquisition of Securities in Initial Public Offerings and Limited Offerings within the past five years after the end of the fiscal year in which such approval is granted.

XIII.	Reporting Violations and Sanctions

All Supervised Persons shall promptly report to the Chief Compliance Officer or his/her designee all apparent violations of this Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of this Code.

The Chief Compliance Officer shall promptly report to senior management all apparent material violations of this Code. When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of the securities laws or rules, he/she may, in his/her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not this Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment. In accordance with the Defend Trade Secrets Act of 2016 and other applicable law, nothing in this Code restricts disclosure of trade secrets to the government in relation to the investigation of a known or reasonably suspected violation of applicable law.

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If a Supervised Person does not wish to report an apparent violation or unethical behavior to the Chief Compliance Officer, such Supervised Person can utilize the Ultimus Whistleblower/AlertLine (“AlertLine”).

Unethical behavior can include violations of federal, state or local laws; any material violation of this Code; billing for services not performed or for goods not delivered; and other fraudulent financial reporting. Illegal or dishonest activities may be related to: diversity, equal opportunity and respect in the workplace; employee relations (inappropriate behavior/unfair employment practices); health and safety; misuse or misappropriation of assets or information; violations of SEC and FINRA rules and policies; and/or policy and process integrity.

The AlertLine is not a substitute for meaningful communication between the Supervised Person and their manager. The Chief Compliance Officer or the Supervised Person’s manager is often the best and safest option for discussing concerns of an ethical nature. If, however, a Supervised Person believes that to be inappropriate in their case, they can report ethical misconduct or simply get more information by using the link available on the Ultimus Intranet homepage, logging on directly to https://ultimusfundsolutions.ethicspoint.com or by calling the AlertLine at 1-844-711-0263.

The AlertLine is confidential, easy to use, and is operated by a third-party provider, which specializes in this type of service. Supervised Persons will have two options for reporting concerns: 1.) Online by logging on to the website at https://ultimusfundsolutions.ethicspoint.com and filling in important information fields regarding the nature of the report, or 2.) Call the AlertLine number at 1-844-711-0263 to speak with a live operator, who will ask relevant questions. Calls are toll-free and both methods are available 24 hours a day, seven days a week. Regardless of which method an employee chooses, the AlertLine system will prepare a report and forward it to the appropriate person for review and, if necessary, investigation.

XIV.	Ethics Training

The Chief Compliance Officer or his/her designee will provide training to all Supervised Persons on at least an annual basis regarding the topics included in this Code. It shall be the responsibility of the Chief Compliance Officer to ensure that evidence of any communication and training conducted, including specified dates and attendees. Such training can be provided in-person or electronically, at the Chief Compliance Officer’s discretion.

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Schedule A

Frequently Asked Questions About Code of Ethics

Persons Subject to Code:

1.	Why are some Code requirements applicable to “Supervised Persons” while others refer to “Access Persons”? As an Ultimus employee, what applies to me?

Under applicable regulatory requirements, certain provisions of the Code are required to be applicable to “Supervised Persons” while others are focused on “Access Persons”. You are a “Supervised Person” if you are an employee or officer of Ultimus, an independent contractor working with Ultimus who obtains confidential information regarding the Ultimus’ clients as part of your engagement, or you provide advice on behalf of Ultimus and you are subject to Ultimus’ supervision and control. “Access Persons” are a subset of this group who are given access to nonpublic information regarding any client’s purchase or sale of Securities. In reality, because of the close affiliation of subsidiaries within The Ultimus Group, LLC, almost every “Supervised Person” will also be considered an “Access Person”. Non-employee directors/managers and registered representatives of UFD or NLD are the primary examples of individuals who would be considered “Supervised Persons” but not “Access Persons”.

Bottom Line: If you are an Ultimus employee, all provisions of the Code apply to you.

Accounts Covered by Code:

1.	What accounts do I need to disclose on MCT?

Any Account of an employee or their Family Members and any Account in which he or she has Beneficial Ownership, such as trust and custodial accounts or other accounts in which you exercise investment discretion should be disclosed. Please note that for this purpose, “Family Member” includes not only relatives by blood, marriage, or otherwise, but also an unrelated individual who either resides with, is financially dependent upon, or whose investments are controlled by you, such as a “significant other”. Any questions regarding the coverage of non-Family Members will be reviewed on a case-by-case basis.

There are limited exceptions to this definition that include your employer 401(k) account and any account that you do not exercise control over, as further explained in Section VI.E.5 of the Code. For example, if you are the beneficiary of a trust but have no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management, such “blind trust” account would be excluded from the disclosure requirement.

Ultimus does not need information about your non-brokerage accounts, which would include accounts held directly at a mutual fund, college savings plan accounts, checking and savings accounts maintained at a bank, credit union or trust company, unless these accounts maintain Security holdings.

June 20, 2023	Sch. A-1

2.	What if I am a beneficiary on an account?

If you are named as a beneficiary on an account or trust but have no knowledge or control of the specific actions taken by the trustee and no right to intervene in the trustee’s management, you would not have to disclose the trust account. If you have more contact with the account or trust, you may need to disclose the account on MCT. These situations will be reviewed on a case-by-case basis.

3.	How do I disclose a personal brokerage or trading Account in MCT?

On your first day of employment, you will receive an email from MCT prompting you to login and complete the required attestations as a new employee. One of your attestations will require you to disclose any accounts you or any Family Member have.

4.	Are there restrictions on the custodians that can hold my trading Account?

Yes, please refer to Section VI.B.1 which contains Ultimus’ policy on custodians. Please note that the Chief Compliance Officer has discretion to make exceptions in his or her sole discretion.

5.	Why do my personal brokerage and trading Accounts have to be held at specific custodians?

It is so that Ultimus can obtain automated daily feeds of trade activities in Accounts, which assists us in administering the Code effectively and efficiently.

6.	If my Family Member or I have Accounts at firms where a direct feed or ByAllAccounts authentication cannot be established, will they have to be moved?

Yes, the Account must be transferred within 30 days from initial commencement of employment unless otherwise authorized by the Chief Compliance Officer or his/her designee.

7.	What happens if a direct feed or ByAllAccounts authentication cannot be maintained for any reason, including but not limited to issues related to multi-factor authentication (MFA) requirements?

If a direct feed or ByAllAccounts authentication cannot be maintained, you must transfer the Account within 30 days of the date of the last feed received by MCT to a custodian where a direct feed or ByAllAccounts authentication can be maintained unless otherwise authorized by the Chief Compliance Officer or his/her designee.

8.	If my current brokerage firm charges me a fee to move my Account, will Ultimus pay that fee?

No, you will have to pay any fees associated with transferring your Account.

Pre-Approval:

1.	Can I buy shares of an Initial Public Offering (IPO)?

You may not acquire shares of an IPO unless you receive prior written approval from the Chief Compliance Officer or his/her designee through the MCT system. You are required to provide full details of the proposed transaction and certify that this opportunity did not arise through activities on behalf of a client. Please note, this restriction applies to spouses, children, and other Family Members and their Accounts. This also applies to private or Limited Offerings.

June 20, 2023	Sch. A-2

Reporting Requirements:

1.	What are my quarterly reporting obligations?

On an ongoing basis, you will be prompted to certify your understanding and compliance with the reporting requirements of the Code on a quarterly basis. Reporting through MCT to confirm your covered Accounts and investments/transactions is also completed on a quarterly basis.

Schwab CT Administration:

1.	What is my MCT password?

If you have forgotten your MCT password, please click on the “forgot password” link on the MCT login page and a new password will be emailed to you. Your compliance department will not have your password.

2.	How do I know if I’ve completed all my compliance affirmations in MCT?

The Home page of MCT will show you any outstanding items. Should an item be listed, you must click on that item and complete any required actions.

Code Violations:

1.	What are the repercussions of a violation of the Code of Ethics?

Each violation of the Code is considered in relation to the facts and circumstances to determine the materiality of a particular violation. The Chief Compliance Officer will report to senior management all apparent material violations of the Code. Senior management shall consider any Code violations and determine what sanctions, if any, should be imposed. Possible sanctions include reprimands, monetary fines or assessments, or suspension or termination of an employee’s employment with Ultimus.

Additional Questions:

1.	Who can I contact for additional information on Ultimus’ Code of Ethics requirements?

Should you have any questions please contact the appropriate compliance department:

Corporate Compliance Contacts (for all non-Distributor related Compliance questions):

●	Kristin McCann (631) 470-2636

●	Gaetana Klement (631) 470-2793

Distributor Compliance Contacts:

●	Steve Preston (513) 587-3409

●	Gary Danahy (402) 896-7290

●	Greg Evans (513) 869-4294

June 20, 2023	Sch. A-3